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                                                                     EXHIBIT 5.1

                          KEGLER, BROWN, HILL & RITTER

                                 [LETTER HEAD]

                                         , 1998


Championship Auto Racing Teams, Inc.
755 West Big Beaver Road
Suite 800
Troy, Michigan  48084

Gentlemen:

     We have acted as counsel for Championship Auto Racing Teams, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of up to 5,018,950 shares of Common Stock, par value $.01 per share (the "Shares") by the Company and up to 240,000 Shares by certain selling stockholders. In this connection , we have examined the Certificate of Incorporation, the Bylaws, the directors' and stockholders' minutes and the Registration Statement filed with the Securities and Exchange Commission, exhibits thereto, and such other documents as we have deemed necessary to the opinion hereinafter expressed.

     We are of the opinion that the Shares are duly authorized and, upon their sale as contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the reference to Kegler, Brown, Hill & Ritter Co., L.P.A. appearing under the heading "Legal Matters" in the Registration Statement and any amendments thereto and the Prospectus of the Company relating to its public offering of the Shares. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              KEGLER, BROWN, HILL & RITTER

                              By:  /s/ JACK A. BJERKE
                                 -------------------------------------
                                 Jack A. Bjerke